                                    AIRSENSORS, INC.
                          COMPUTATION OF NET INCOME PER SHARE
                      Six months ended October 31, 1995 and 1994

                                    ---------------

                                Three months ended           Six months ended
                                    October 31,                 October 31,
                           ------------------------    ------------------------
                              1995          1994          1995         1994
                           -----------  -----------    -----------  -----------
PRIMARY CALCULATION:

 Net income                $  665,293   $  722,521     $1,404,537   $1,345,779
 Dividends on
  preferred stock            (154,948)    (132,636)      (311,135)    (255,354)
                           -----------  -----------    -----------  -----------
 Net income applicable
  to common stock             510,345      589,885      1,093,402    1,090,425

 Add: Effect of treasury
      stock on repayment
      of borrowings            52,801       32,916         98,188       75,662

 Add: Effect of treasury
      stock on purchase of
      investments/securities    3,827          -           60,970          -
                           -----------  -----------    -----------  -----------
 Net income applicable
  tocommon stock for
  calculation of net
  income per share            566,973      622,801      1,252,560    1,166,087

 Weighted average number
  of common shares
  outstanding               5,646,177    5,613,693      5,643,801    5,601,401

 Dilutive effect of
  outstanding stock options
  and warrants(As determined
  by application of the
  modified treasury
  stock method)               991,552      942,473        996,165      945,716
                           -----------  -----------    -----------  -----------

 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share   6,637,729    6,556,166      6,639,966    6,547,117
                           ===========  ===========    ===========  ===========
 Net income per share           $0.09        $0.09           $.19        $0.18
                           ===========  ===========    ===========  ===========

FULLY DILUTED CALCULATION:

 Net income applicable
  to common stock for
  calculation of net
  income per share before
  effect of treasury
  stock on repayment
  of borrowings               510,345      589,885      1,093,402    1,090,425

 Add: Effect of treasury
      stock on repayment
      of borrowings            52,801       32,916         97,188       75,662
 Add: Effect of treasury
      stock on purchase of
      investments/securities    3,827          -           60,970          -
                           -----------  -----------    -----------  -----------
  Net income applicable
   to common stock for
   calculation of net
   income per share           566,973      622,801      1,251,560    1,166,087

 Weighted average number
  of common shares
  outstanding               5,646,177    5,613,693      5,643,801    5,601,401

 Dilutive effect of
  outstanding stock options
  and warrants(As determined
  by application of the
  modified treasury
  stock method)               991,552      942,473        996,165      945,716
                           -----------  -----------    -----------  -----------
 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share   6,637,729    6,556,166      6,639,966    6,547,117
                           ===========  ===========    ===========  ===========
 Net income per share           $0.09        $0.09          $0.19        $0.18
                           ===========  ===========    ===========  ===========

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(1) The conversion of preferred stock was not assumed since its effect would be antidilutive.